Exhibit 99.1

Contact:
Media Relations	Jamie Bernard
Charles River Associates	Senior Associate
media@crai.com	Sharon Merrill Associates, Inc.
617-425-3315	617-542-5300

Robert A. Whitman Joins Charles River Associates (CRA) Board of Directors

New Director Brings Wealth of Financial and Leadership Experience

BOSTON, April 12, 2017 — Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial and management consulting services, today announced that Robert A. Whitman has been appointed to CRA’s Board of Directors effective May 3, 2017. Mr. Whitman is currently serving as Chairman and Chief Executive Officer of FranklinCovey, a global professional services and content company specializing in organizational performance improvement.

Mr. Whitman is a successful business leader who brings more than 30 years of experience leading both operating businesses, and finance and private equity investment firms to CRA. During his career, he has been involved with the formation of many successful companies and ventures in industries including professional services, lodging, senior housing, and real estate-related private equity investing.

“Bob is an accomplished executive with a proven track record of managing growing enterprises,” said CRA’s Chairman of the Board Rowland T. Moriarty. “His real-world experience in diverse industries makes him an excellent choice as we continue to focus on expanding our core practices. Bob is a valuable addition to CRA’s Board and we look forward to his contributions.”

“I am honored to join the Board of Charles River Associates,” added Mr. Whitman. “CRA has been an industry leader for decades, and I look forward to contributing to the growth and success of the Company.”

As Chairman and Chief Executive Officer of FranklinCovey, Mr. Whitman has led the transformation of the company from one primarily focused on time management and planner sales, to one of the leading content and professional services firms in the performance-improvement industry. He is also co-founder and Managing Partner of Whitman Peterson, a private equity investment firm specializing in real estate and real estate-related investments. Prior to his role at FranklinCovey as Chief Executive Officer, Mr. Whitman served as the firm’s Chairman of the Board. Previously, he had served as President and Co-Chief Executive Officer of the Hampstead Group, a private equity investment firm based in Dallas, Texas. Prior to that, he served as one of four managing partners, as a member of both the Board of Directors and Executive Committee, and as Chief Financial Officer of the Trammell Crow Group and Trammell Crow Company, one of the country’s largest real estate development, investment, and operations companies. Mr. Whitman received his BA in Finance from the University of Utah and his MBA from Harvard Business School.

About Charles River Associates (CRA)

Charles River Associates® is a global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.

Forward-Looking Statements

Statements in this press release concerning the contributions from Robert Whitman to CRA’s Board of Directors, the future business, operating results, and financial condition of the Company, including the continuation of the Company’s focus on expanding its core practices, and statements using the terms “look forward” or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and various underlying assumptions. Although the Company believes there is a reasonable basis for these statements and assumptions, and these statements are expressed in good faith, these statements are subject to a number of additional factors and uncertainties. The Company’s actual performance and results may differ materially from the performance and results contained or implied by the other forward-looking statements made herein, due to many important factors. These factors include, but are not limited to, the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, our ability to attract and retain key employee or non-employee experts; the impact of a quarterly dividend and/or the failure to declare future dividends; the inability to integrate and utilize existing consultants and personnel; global economic conditions including less stable political and economic environments; foreign exchange rate fluctuations; unanticipated expenses and liabilities; risks inherent in international operations; changes in accounting standards, rules, and regulations; our ability to collect on forgivable loans should any become due; and professional and other legal liability. Additional risks and uncertainties are discussed in our periodic filings with the Securities and Exchange Commission under the heading “Risk Factors.” The inclusion of such forward-looking information should not be regarded as our representation that the future events, plans, or expectations contemplated will be achieved. We undertake no obligation to update any forward-looking statements after the date of this press release, and we do not intend to do so.